Exhibit 99.1

For release: Aug. 3, 2022	Contact: Brian Dingerdissen
Essential Utilities Inc.
Investor Relations
O: 610.645.1191
BJDingerdissen@Essential.co

Donna Alston
Communications and Marketing
Media Hotline: 1.877.325.3477
Media@essential.co

Essential Utilities reports financial results for Q2 2022

Earns $0.31 earnings per share; reaffirms annual earnings guidance

Increases quarterly dividend rate by 7%

Publishes 2021 ESG Reporting Update

BRYN MAWR, Pa. – Essential Utilities Inc. (NYSE: WTRG), today reported results for the second quarter ended June 30, 2022.

“We are pleased with the execution of our infrastructure investment plan and our municipal acquisition plan this quarter. Our work is yielding strong results for both customers and shareholders. The board has demonstrated their continued confidence in our plan by increasing the quarterly dividend. Our work continues to produce solid financial performance for the first half of the year, with the expectation that we will meet the 5-7% earnings growth guidance again this year,” said Essential Chairman and Chief Executive Officer Christopher Franklin.

Operating Results

Essential reported net income of $82.3 million for the second quarter of 2022, compared to $80.9 million reported for the same quarter in 2021. Earnings per share were $0.31 for the quarter compared to $0.32 in the second quarter of 2021. Regulated water segment rates, customer growth from the regulated water segment, and increased volume from both the regulated water segment and the regulated natural gas segment were offset by increased expenses and other items.

Revenues for the quarter were $448.8 million, an increase of 13.0% compared to $397.0 million in the second quarter of 2021. Recovery of higher purchased gas costs, and additional revenues from rates and surcharges, customer growth and volume from the regulated water segment, and volume from the regulated natural gas segment were the largest contributors to the increase in revenues for the quarter. Operations and maintenance expenses increased to $135.0 million for the second quarter of 2022 compared to $127.5 million in the second quarter of 2021. The increase in operations and maintenance expenses was primarily from our regulated water segment as a result of recently added acquisitions, increased maintenance expenses, and higher water production expense, much of which is associated with increased cost associated with the elevated rate of inflation.

The regulated water segment reported revenues for the quarter of $269.4 million, an increase of 8.5% compared to $248.2 million in the second quarter of 2021. Rates, growth and increased volume were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $92.8 million for the second quarter of 2022 compared to $77.8 million in the second quarter of 2021.

The regulated natural gas segment reported revenues for the quarter of $167.7 million, an increase of 18.5% compared to $141.6 million in the second quarter of 2021. Purchased gas costs were $63.4 million for the quarter as compared to $39.8 million for the same quarter in 2021. As a result, the recovery of higher purchased gas costs was the largest driver in the increase of revenues. Operations and maintenance for the same period for Essential’s regulated natural gas segment decreased from $52.3 million, to $44.9 million in the second quarter of 2022.

As of June 30, 2022, Essential reported year-to-date net income of $281.7 million or $1.07 per share compared to $264.6 million or $1.04 per share reported through the same period of 2021.

For the first six months of 2022, the company reported revenues of $1,148.0 million, an increase of 17.1% compared to $980.6 million in the first half of 2021. Operations and maintenance expenses for the first half of 2022 were $277.6 million compared to $252.6 million in 2021.

Dividend

On Aug. 2, 2022, Essential’s board of directors declared a quarterly cash dividend of $0.2870 per share of common stock. This represents a 7% increase to the quarterly dividend rate and is the company’s 32nd increase in the last 31 years. This dividend will be payable on Sept. 1, 2022 to shareholders of record on Aug. 12, 2022. The company has paid a consecutive quarterly cash dividend for 77 years.

Environmental, Social and Governance

Essential recently announced that it published its 2021 ESG Reporting Update to provide an update to the company’s Sustainability Accounting Standards Board (SASB) and ESG Metrics Index, Task Force on Climate-related Financial Disclosures (TCFD) Report, Carbon Disclosure Project (CDP) Report, AGA Sustainability Template, and ESG Commitment Progress Tracker.

“Environmental stewardship, sustainable business practices, employee safety, diversity and inclusion, customer experience and community engagement are the principles ingrained in our company. We are proud of our ESG efforts and the progress we have made towards our ESG guidance and commitments, knowing the impact it has on our customers, shareholders, employees, and the communities we serve,” said Franklin.

Learn more about Essential’s ESG initiatives and performance at ESG.Essential.co.

Water Utility Acquisition Growth

Essential’s continued acquisition growth allows the company to provide safe and reliable water and wastewater service to an even larger customer base. On July 13, 2022, the company’s regulated water segment subsidiary, Aqua Pennsylvania, announced that it was the sole company selected by the board of the Bucks County Water and Sewer Authority (BCWSA) to advance discussions regarding the sale of the authority’s wastewater assets. Aqua Pennsylvania’s offer of more than $1.1 billion in aggregate was determined by BCWSA’s board to be the most beneficial to its customers, taxpayers and Bucks County and is conditioned upon several items, including a final vote by the authority.

The company currently has seven signed purchase agreements to acquire additional water and wastewater systems that are expected to serve approximately 224,000 equivalent retail customers or equivalent dwelling units and add approximately $418 million in rate base in three of our existing states. This includes the company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 410,000 total customers or equivalent dwelling units. On average, the company remains on track to annually increase customers between 2 and 3% through acquisitions and organic customer growth.

Capital Expenditures

Essential invested approximately $424.6 million in the first half of the year to improve its regulated water and natural gas infrastructure systems and to enhance its customer service across its operations. The company remains on track to invest approximately $1 billion in 2022 to replace and expand its water and wastewater utility infrastructure and to replace and upgrade its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. In total, infrastructure investments of approximately $3 billion are expected through 2024 to improve water and natural gas systems and better serve customers through improved information technology. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Rate Activity

To date in 2022, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, North Carolina, Ohio, and Pennsylvania of $77.8 million, and the company’s regulated natural gas segment received a rate award in Kentucky of $5.5 million. The company currently has base rate cases or infrastructure surcharges pending in Ohio, North Carolina, and Texas for its regulated water segment, which would add an estimated $44.4 million in incremental revenue.

Reaffirms 2022 Essential Guidance

This guidance is based on the inclusion of signed water and wastewater acquisitions but does not factor in the impact of the expected continuation of significant water and wastewater customer growth from acquisitions.

The following is the company’s 2022 full-year guidance:

•	Net income per diluted common share of $1.75 to $1.80
•	Continuation of the company’s stated long-term earnings per share growth CAGR of 5 to 7% for the three-year period 2021 through 2024.
•	Regulated infrastructure investments of approximately $1 billion annually through 2024, weighted towards the regulated water segment
•	Regulated water segment rate base compound annual growth rate of 6 to 7% through 2024
•	Regulated natural gas segment rate base compound annual growth rate of 8 to 10% through 2024
•	Average annual regulated water segment customer (or equivalent dwelling units) growth of between 2 and 3% from acquisitions and organic customer growth
•	Gas customer count stable for 2022

ESG Guidance and Commitments

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from our 2019 baseline
•	Multi-year plan to increase diverse supplier spend to 15%
•	Multi-year plan to reach 17% employees of color
•	Multi-year plan to ensure that finished water does not exceed 13 parts per trillion (ppt) of PFOA, PFOS, and PFNA compounds

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: Aug. 4, 2022

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 9970100

The company’s conference call with financial analysts will take place Thursday, Aug. 4, 2022 at 11 a.m. Eastern Daylight Time. The call and presentation will be webcast live so that interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Aug. 4, 2022 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 9970100). International callers can dial +1 719.457.0820 (pass code 9970100).

About Essential

Essential is one of the largest publicly traded water, wastewater and natural gas providers in the U.S., serving approximately 5.5 million people across 10 states under the Aqua and Peoples brands. Essential is committed to excellence in proactive infrastructure investment, regulatory expertise, operational efficiency and environmental stewardship. The company recognizes the importance water and natural gas play in everyday life and is proud to deliver safe, reliable services that contribute to the quality of life in the communities it serves. For more information, visit http://www.essential.co.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of net income per diluted common share for the fiscal year ending in 2022; the continuation of the three-year period of earnings growth through 2024; the anticipated amount of capital investment in 2022; the anticipated amount of capital investment from 2022 through 2024; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035; that the Company’s pipeline replacement program will lead to significant methane reductions; that the Company’s municipal growth pipeline is strong; the company’s anticipated rate base growth from 2022 through 2024; and, that acquisition growth will lead to safe and reliable water and wastewater systems. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; financial and workforce impacts from the COVID-19 pandemic; the continuation of the company’s growth-through-acquisition program; the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to enter into an agreement of sale with Bucks County Water and Sewer Authority; the company’s ability to receive regulatory approval of the Bucks County Water and Sewer Authority acquisition if an agreement of sale is signed by both parties; the company’s ability to successfully close the Bucks County Water and Sewer Authority acquisition; the company’s ability to successfully close municipally owned systems under agreement; the company’s ability to continue to pay its dividend, add shareholder value and grow earnings; municipalities’ willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s ability to acquire municipally owned water and wastewater systems listed in its “pipeline”; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Operating revenues	$448,756	$397,032	$1,148,031	$980,597
Operations and maintenance expense	$134,981	$127,515	$277,562	$252,590

Net income	$82,291	$80,914	$281,667	$264,603

Basic net income per common share	$0.31	$0.32	$1.07	$1.04
Diluted net income per common share	$0.31	$0.32	$1.07	$1.04

Basic average common shares outstanding	262,099	254,769	262,026	254,667
Diluted average common shares outstanding	262,558	255,441	262,545	255,268

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Operating revenues	$448,756	$397,032	$1,148,031	$980,597

Cost & expenses:
Operations and maintenance	134,981	127,515	277,562	252,590
Purchased gas	75,143	44,897	302,855	177,050
Depreciation	77,425	72,764	155,303	144,401
Amortization	1,751	1,408	2,219	2,715
Taxes other than income taxes	21,720	21,120	44,727	42,161
Total	311,020	267,704	782,666	618,917

Operating income	137,736	129,328	365,365	361,680

Other expense (income):
Interest expense	55,221	52,036	108,857	102,805
Interest income	(824)	(338)	(1,433)	(725)
Allowance for funds used during construction	(6,151)	(4,906)	(11,990)	(7,840)
Gain on sale of other assets	(478)	(223)	(478)	(303)
Other	(423)	(1,941)	(2,125)	(5,412)
Income before income taxes	90,391	84,700	272,534	273,155
Provision for income taxes (benefit)	8,100	3,786	(9,133)	8,552
Net income	$82,291	$80,914	$281,667	$264,603

Net income per common share:
Basic	$0.31	$0.32	$1.07	$1.04
Diluted	$0.31	$0.32	$1.07	$1.04

Average common shares outstanding:
Basic	262,099	254,769	262,026	254,667
Diluted	262,558	255,441	262,545	255,268

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30,	December 31,
	2022	2021

Net property, plant and equipment	$10,592,365	$10,251,866
Current assets	413,295	437,795
Regulatory assets and other assets	4,040,504	3,968,617
	$15,046,164	$14,658,278

Total equity	$5,342,032	$5,184,450
Long-term debt, excluding current portion, net of debt issuance costs	6,087,736	5,779,504
Current portion of long-term debt and loans payable	125,634	197,146
Other current liabilities	418,491	477,917
Deferred credits and other liabilities	3,072,271	3,019,261
	$15,046,164	$14,658,278